Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, Pennsylvania 19103-7098
(215) 564-8000
November 12, 2010
Board of Trustees
AIM Investment Funds (Invesco Investment Funds)
11 Greenway Plaza, Suite 2500
Houston, Texas 77046-1173

Re:	Registration Statement on Form N-14
Ladies and Gentlemen:
     We have acted as counsel to AIM Investment Funds (Invesco Investment Funds) (“AIF”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). Pursuant to an Agreement and Plan of Reorganization (the “Agreement”), each series of AIF identified on Exhibit A hereto (each an “Acquiring Fund”) will assume the assets and liabilities of the corresponding series of AIF identified on Exhibit A hereto (each a “Target Fund”) in exchange for shares of the corresponding Acquiring Fund, as set forth on Exhibit A (each a “Reorganization” and, collectively, the “Reorganizations”).
     We have reviewed the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of AIF, in each case as amended to the date hereof, resolutions adopted by AIF in connection with the Reorganizations, the form of Agreement, which has been approved by AIF’s Board of Trustees, the Registration Statement and such other legal and factual matters as we have deemed appropriate.
     This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of AIF and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.
     We have assumed the following for purposes of this opinion:
     1. The shares of each Acquiring Fund will be issued in accordance with AIF’s Amended and Restated Agreement and Declaration of Trust (the “Trust Agreement”) and Amended and Restated By-Laws, each as amended to date, the Agreement, and resolutions of AIF’s Board of Trustees relating to the creation, authorization and issuance of shares and the Reorganizations.
     2. The shares of each Acquiring Fund will be issued against payment therefor as described in the Agreement, and such payment will be at least equal to the net asset value of such shares.
     3. The Agreement, substantially in the form reviewed by us, will be executed and delivered.
     4. The registration statement registering new Institutional Class shares for Invesco Pacific Growth Fund will become effective.

     5. The registration statement registering new Class A, Class B, Class C, Class R, Class Y and Institutional Class shares for Invesco Balanced-Risk Commodity Strategy Fund will become effective.
     On the basis of and subject to the foregoing, we are of the opinion that the shares of each Acquiring Fund to be issued to the corresponding Target Fund shareholders as provided by the Agreement are duly authorized, and upon delivery will be validly issued and outstanding, and will be fully paid and non-assessable by AIF.
     Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of AIF shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of an Acquiring Fund for all loss and expense of any shareholder held personally liable for the obligations of such Fund. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which an Acquiring Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Sincerely yours, STRADLEY RONON STEVENS & YOUNG, LLP
By:	/s/ Matthew R. DiClemente
Matthew R. DiClemente, Esq., a Partner

EXHIBIT A

Acquiring Fund (and share classes) and Acquiring Entity	Corresponding Target Fund (and share classes) and Target Entity
Invesco Global Health Care Fund, a series of AIM Investment Funds (Invesco Investment Funds)	Invesco Health Sciences Fund, a series of AIM Investment Funds (Invesco Investment Funds)
Class A	Class A
Class B	Class B
Class C	Class C
Class Y	Class Y

Invesco Developing Markets Fund, a series of AIM Investment Funds (Invesco Investment Funds)	Invesco Van Kampen Emerging Markets Fund, a series of AIM Investment Funds (Invesco Investment Funds)
Class A	Class A
Class B	Class B
Class C	Class C
Class Y	Class Y
Institutional	Institutional

Invesco Pacific Growth Fund, a series of AIM Investment Funds (Invesco Investment Funds)	Invesco Japan Fund, a series of AIM Investment Funds (Invesco Investment Funds)
Class A	Class A
Class B	Class B
Class C	Class C
Class Y	Class Y
Institutional	Institutional

Invesco Balanced-Risk Commodity Strategy Fund, a series of AIM Investment Funds (Invesco Investment Funds)	Invesco Commodities Strategy Fund, a series of AIM Investment Funds (Invesco Investment Funds)
Class A	Class A
Class B	Class B
Class C	Class C
Class Y	Class Y
Class R	Class R
Institutional	Institutional

A-1